Exhibit 5.1

OPINION OF COUNSEL

March 18, 2026

ATN International, Inc.
500 Cummings Center, Suite 2450

Beverly, Massachusetts 01915

Re:	ATN International, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ATN International, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration of the offer and sale of 253,521 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, reserved for issuance under the ATN International, Inc. 2023 Equity Incentive Plan (the “2023 Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Restated Certificate of Incorporation, as amended to date (the “Restated Articles”), (ii) the Company’s Bylaws, as amended and restated, (iii) certain resolutions of the Board of Directors of the Company relating to the Registration Statement, (iv) the 2023 Plan, and (v) such other documents, records, and other instruments as we have deemed appropriate for the purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion, as of the date hereof, that the Shares have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2023 Plan, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law, and we express no opinion as to laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP